EXHIBIT 99

Contact:
For investors:	Mona Zeehandelaar – phone: 215 231.1674
email: mona.zeehandelaar@radian.biz

For the media:	Emily Riley – phone: 215 231.1328
email: emily.riley@radian.biz

Radian Financial Guaranty Companies Merge to Create Stronger, More Diversified Provider

PHILADELPHIA, June 1, 2004 — Radian Group Inc. (NYSE: RDN) today announced the merger of its financial guaranty subsidiaries, Radian Asset Assurance Inc. and Radian Reinsurance Inc. The merged company, which will continue to use the Radian Asset Assurance name, has more than $1.0 billion in statutory capital and more than $2.5 billion in claims-paying resources, supporting an insured portfolio in excess of $60 billion.

“This merger is a natural progression for our business,” stated Radian Asset Assurance President Tino Kamarck. “We have always operated as an integrated unit, with a shared strategic vision, management team and expense platform. As a single company, we can serve the market as a stronger counter party with a larger, more flexible capital base and twice the claims-paying resources.”

The new company is rated Aa3 by Moody’s Investors Service and AA by both Standard & Poor’s and Fitch Ratings.

Radian Group Inc. is a leading credit enhancement provider to the global financial and capital markets. With offices in New York City and London, Radian Asset Assurance Inc. is a direct writer of municipal bond insurance and insurance of asset-backed securities and structured transactions as well as a leading provider of treaty and facultative reinsurance for primary insurers of both municipal bonds and asset-backed obligations. Additional information may be found at www.radiangroupinc.com.

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